Exhibit 99.1

News Release

Puma Biotechnology Reports Third Quarter 2025 Financial Results

Raising 2025 NERLYNX® revenue and net income estimates

LOS ANGELES, Calif., Nov. 6, 2025 - Puma Biotechnology, Inc. (NASDAQ: PBYI), a biopharmaceutical company, announced financial results for the third quarter ended September 30, 2025. Unless otherwise stated, all comparisons are for the third quarter of 2025 compared to the third quarter of 2024.

Product revenue, net consists entirely of sales revenue from NERLYNX®, Puma’s first commercial product. Product revenue, net in the third quarter of 2025 was $51.9 million, compared to $56.1 million in the third quarter of 2024. Product revenue, net in the first nine months of 2025 was $144.2 million, compared to $140.8 million in the first nine months of 2024.

Based on accounting principles generally accepted in the United States (GAAP), Puma reported net income of $8.8 million, or $0.18 per basic share and $0.17 per diluted share, for the third quarter of 2025, compared to net income of $20.3 million, or $0.41 per basic and diluted share, for the third quarter of 2024. Net income for the first nine months of 2025 was $17.7 million, or $0.35 per basic and diluted share, compared to net income of $11.0 million, or $0.23 per basic share and $0.22 per diluted share, for the first nine months of 2024.

Non-GAAP adjusted net income was $10.5 million, or $0.21 per basic and diluted share, for the third quarter of 2025, compared to non-GAAP adjusted net income of $22.4 million, or $0.46 per basic share and $0.45 per diluted share, for the third quarter of 2024. Non-GAAP adjusted net income for the first nine months of 2025 was $23.0 million, or $0.46 per basic and diluted share, compared to non-GAAP adjusted net income of $17.5 million, or $0.36 per basic and diluted share, for the first nine months of 2024. Non-GAAP adjusted net income excludes stock-based compensation expenses. For a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income per share to non-GAAP adjusted net income per share, please see the financial tables at the end of this news release.

Net cash provided by operating activities for the third quarter of 2025 was $9.7 million, compared to $11.0 million in the third quarter of 2024. Net cash provided by operating activities for the first nine months of 2025 was $27.4 million, compared to net cash provided by operating activities of $23.3 million in the first nine months of 2024. At September 30, 2025, Puma had cash, cash equivalents and marketable securities of $94.4 million, compared to cash, cash equivalents and marketable securities of $101.0 million at December 31, 2024.

“We are very happy to report the continuation of our positive earnings trend, which is driven by increased demand for NERLYNX®,” said Alan H. Auerbach, Chairman, Chief Executive Officer, and President of Puma.  “According to our current projections, 2025 will mark the first year-over-year demand increase for NERLYNX in the United States since 2018 and we are very pleased with our commercial execution, which contributed to this.  We are also pleased with our continued clinical progress in the advancement of alisertib for patients facing chemotherapy-naïve HER2-negative, hormone receptor-positive metastatic breast cancer in ALISCATM-Breast1 and for patients with extensive-stage small cell lung cancer in ALISCATM-Lung1, where there continues to be a need for new treatment.”

Mr. Auerbach added, “We anticipate the following key milestones over the next 12 months: (i) presentation of interim data from ALISCA™-Breast1, a Phase II trial of alisertib in combination with endocrine treatment in patients with chemotherapy-naïve HER2-negative, hormone receptor-positive metastatic breast cancer (H1 2026) and (ii) presentation of additional interim data from the ALI-4201/ALISCA™-Lung1, a Phase II clinical trial of alisertib monotherapy for the treatment of patients with extensive stage small cell lung cancer (H1 2026).”

Revenue

Total revenue consists of product revenue, net from sales of NERLYNX®, Puma’s first commercial product, and royalty revenue. For the third quarter of 2025, total revenue was $54.5 million, of which $51.9 million was product revenue, net and $2.6 million was royalty revenue. This compares to total revenue of $80.5 million for the third quarter of 2024, of which $56.1 million was product revenue, net and $24.4 million was royalty revenue. This decrease in product revenue, net, compared to the three months ended September 30, 2024, was attributable to a decrease in product supply revenue to our international licensees (reduction in China sales), and higher Gross to Net reduction,  partially offset by an increase in U.S. sales resulting from an 8% increase in bottles of NERLYNX sold in the U.S. market and an increase in net selling price. For the first nine months of 2025, total revenue was $152.9 million, of which $144.2 million was product revenue, net and $8.7 million was royalty revenue. This compares to total revenue of $171.4 million for the first nine months of 2024, of which $140.8 million was product revenue, net and $30.6 million was royalty revenue.

Operating Costs and Expenses

Total operating costs and expenses were $44.9 million for the third quarter of 2025, compared to $58.4 million for the third quarter of 2024. Operating costs and expenses in the first nine months of 2025 were $132.7 million, compared to $153.8 million in the first nine months of 2024.

Cost of Sales

Cost of sales was $12.2 million for the third quarter of 2025, compared to $29.1 million for the third quarter of 2024. Cost of sales was $35.0 million for the first nine months of 2025, compared to $50.5 million for the first nine months of 2024. The year-to-date decrease was primarily due to timing of sales made into China by our sub-licensee and the related cost of products shipped and royalty expense.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses were $16.8 million for the third quarter of 2025, unchanged from the third quarter of 2024. SG&A expenses for the first nine months of 2025 were $52.5 million, compared to $63.5 million for the first nine months of 2024. The $11.0 million year-over-year decrease in SG&A expenses resulted primarily from legal fees associated with the AstraZeneca litigation in 2024.

Research and Development Expenses

Research and development (R&D) expenses were $15.9 million for the third quarter of 2025, compared to $12.5 million for the third quarter of 2024. R&D expenses for the first nine months of 2025 were $45.2 million, compared to $39.8 million for the first nine months of 2024. The $5.4 million year-over-year increase in R&D expenses resulted primarily from increased alisertib study activity.

Total Other Expenses

Total other expenses were $0.4 million for the third quarter of 2025, compared to $1.5 million for the third quarter of 2024. Total other expenses were $1.5 million for the first nine months of 2025, compared to $5.7 million for the first nine months of 2024. The $4.2 million decrease for the first nine months of 2025 was primarily due to a lower debt balance as we continue to pay down our principal.

Fourth Quarter and Full Year 2025 Financial Outlook

	Fourth Quarter 2025	Full Year 2025 (prior)	Full Year 2025 (updated)
Net Product Revenue	$54–$56 million	$192–$198 million	$198–$200 million
Royalty Revenue	$13–$14 million	$20–$24 million	$22–$23 million
License Revenue	$0 million	$0 million	$0 million
Total Revenue	$67--$70 million	$212--$222 million	$220--$223 million
Net Income/(Loss)*	$9–$11 million	$23–$28 million	$27–$29 million
Gross to Net Adjustment	24%–25%	21.5%–22%	23%–23.5%

*The outlook above does not include any potential adjustments for tax valuation allowance.

Conference Call

Puma Biotechnology will host a conference call to report its third quarter 2025 financial results and provide an update on Puma’s business and outlook at 1:30 p.m. PT/4:30 p.m. ET on Thursday, November 6, 2025. The call may be accessed by dialing (877) 709-8150 (domestic) or (201) 689-8354 (international). Please dial in at least 10 minutes in advance and inform the operator that you would like to join the “Puma Biotechnology Conference Call.” A live webcast of the conference call and presentation slides may be accessed on the Investors section of the Puma Biotechnology website at https://www.pumabiotechnology.com. A replay of the call will be available shortly after completion of the call and will be archived on Puma’s website for 90 days.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. Puma in-licensed the global development and commercialization rights to PB272 (neratinib, oral) in 2011. Neratinib, oral was approved by the U.S. Food and Drug Administration in 2017 for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer, following adjuvant trastuzumab-based therapy, and is marketed in the United States as NERLYNX® (neratinib) tablets. In February 2020, NERLYNX was also approved by the FDA in combination with capecitabine for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer who have received two or more prior anti-HER2-based regimens in the metastatic setting. NERLYNX was granted marketing authorization by the European Commission in 2018 for the extended adjuvant treatment of adult patients with early stage hormone receptor-positive HER2-overexpressed/amplified breast cancer and who are less than one year from completion of prior adjuvant trastuzumab-based therapy. NERLYNX® is a registered trademark of Puma Biotechnology, Inc.

In September 2022, Puma entered into an exclusive license agreement for the development and commercialization of the anti-cancer drug alisertib, a selective, small molecule, orally administered inhibitor of aurora kinase A. Initially, Puma intends to focus the development of alisertib on the treatment of small cell lung cancer and breast cancer. In February 2024, Puma initiated ALISCA™-Lung1, a Phase II clinical trial of alisertib monotherapy for the treatment of patients with extensive-stage small cell lung cancer. In November 2024, Puma initiated ALISCA™-Breast1, a Phase II clinical trial of alisertib in combination with endocrine therapy for the treatment of patients with HER2-negative, HR-positive metastatic breast cancer.

To help ensure patients have access to NERLYNX, Puma has implemented the Puma Patient Lynx support program to assist patients and healthcare providers with reimbursement support and referrals to resources that can help with financial assistance. More information on the Puma Patient Lynx program can be found at https://www.NERLYNX.com or by calling 1-855-816-5421.

Further information about Puma Biotechnology may be found at https://www.pumabiotechnology.com.

INDICATIONS

NERLYNX® (neratinib) tablets, for oral use, is a kinase inhibitor indicated:

●	As a single agent, for the extended adjuvant treatment of adult patients with early stage HER2-positive breast cancer, to follow adjuvant trastuzumab-based therapy.
●

In combination with capecitabine, for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer, who have received two or more prior anti-HER2 based regimens in the metastatic setting.

Important Safety Information Regarding NERLYNX® (neratinib) U.S. Indication

CONTRAINDICATIONS: None

WARNINGS AND PRECAUTIONS:

●

Diarrhea: Manage diarrhea through either NERLYNX dose escalation or loperamide prophylaxis. If diarrhea occurs despite recommended prophylaxis, treat with additional antidiarrheals, fluids, and electrolytes as clinically indicated. Withhold NERLYNX in patients experiencing severe and/or persistent diarrhea. Permanently discontinue NERLYNX in patients experiencing Grade 4 diarrhea or Grade ≥ 2 diarrhea that occurs after maximal dose reduction.

●

Hepatotoxicity: Monitor liver function tests monthly for the first 3 months of treatment, then every 3 months while on treatment and as clinically indicated. Withhold NERLYNX in patients experiencing Grade 3 liver abnormalities and permanently discontinue NERLYNX in patients experiencing Grade 4 liver abnormalities.

●	Embryo-Fetal Toxicity: NERLYNX can cause fetal harm. Advise patients of potential risk to a fetus and to use effective contraception.

ADVERSE REACTIONS: The most common adverse reactions (reported in ≥ 5% of patients) were as follows:

●

NERLYNX as a single agent: diarrhea, nausea, abdominal pain, fatigue, vomiting, rash, stomatitis, decreased appetite, muscle spasms, dyspepsia, AST or ALT increased, nail disorder, dry skin, abdominal distention, epistaxis, weight decreased, and urinary tract infection.

●

NERLYNX in combination with capecitabine: diarrhea, nausea, vomiting, decreased appetite, constipation, fatigue/asthenia, weight decreased, dizziness, back pain, arthralgia, urinary tract infection, upper respiratory tract infection, abdominal distention, renal impairment, and muscle spasms.

To report SUSPECTED ADVERSE REACTIONS, contact Puma Biotechnology, Inc. at 1-844-NERLYNX (1-844-637-5969) or FDA at 1-800-332-1088 or www.fda.gov/medwatch.

DRUG INTERACTIONS:

●

Gastric acid reducing agents: Avoid concomitant use with proton pump inhibitors. Separate NERLYNX by at least 2 hours before or 10 hours after H2-receptor antagonists. Or separate NERLYNX by at least 3 hours after antacids.

●	Strong CYP3A4 inhibitors: Avoid concomitant use.
●	P-gp and moderate CYP3A4 dual inhibitors: Avoid concomitant use.
●	Strong or moderate CYP3A4 inducers: Avoid concomitant use.
●	Certain P-gp substrates: Monitor for adverse reactions of P-gp substrates for which minimal concentration change may lead to serious adverse reactions when used concomitantly with NERLYNX.

USE IN SPECIFIC POPULATIONS:

●	Lactation: Advise women not to breastfeed.

Please see Full Prescribing Information for additional safety information.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Puma’s anticipated milestones and estimates of future financial results for the fourth quarter and full year 2025. All forward-looking statements involve risks and uncertainties that could cause Puma’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, any adverse impact on Puma’s business or the global economy and financial markets, any changes in Puma’s product candidates’ regulatory approvals, results from Puma’s clinical trials, any litigation involving Puma, any changes to Puma’s in-licensed intellectual property and the risk factors disclosed in the periodic and current reports filed by Puma with the Securities and Exchange Commission from time to time, including Puma’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Puma assumes no obligation to update these forward-looking statements, except as required by law.

Contacts

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull or Olipriya Das, Russo Partners, +1 212 845 4200

david.schull@russopartnersllc.com

# # # # #

(Financial Tables Follow)

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$51.9	$56.1	$144.2	$140.8
Royalty revenue	2.6	24.4	8.7	30.6
Total revenue	54.5	80.5	152.9	171.4
Operating costs and expenses:
Cost of sales	12.2	29.1	35.0	50.5
Selling, general and administrative	16.8	16.8	52.5	63.5
Research and development	15.9	12.5	45.2	39.8
Total operating costs and expenses	44.9	58.4	132.7	153.8
Income from operations	9.6	22.1	20.2	17.6
Other income (expenses):
Interest income	1.0	1.3	3.1	3.5
Interest expense	(1.5)	(3.1)	(5.5)	(9.8)
Other income	0.1	0.3	0.9	0.6
Total other expenses, net	(0.4)	(1.5)	(1.5)	(5.7)
Net income before income taxes	9.2	20.6	18.7	11.9
Income tax expense	(0.4)	(0.3)	(1.0)	(0.9)
Net income	$8.8	$20.3	$17.7	$11.0
Net income per share of common stock—basic	$0.18	$0.41	$0.35	$0.23
Net income per share of common stock—diluted	$0.17	$0.41	$0.35	$0.22
Weighted-average shares of common stock outstanding—basic	50,339,456	49,008,464	49,881,181	48,498,579
Weighted-average shares of common stock outstanding—diluted	50,929,893	49,173,361	50,334,553	49,025,103

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARY

LIQUIDITY AND CAPITAL RESOURCES

(in millions)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Cash and cash equivalents	$53.5	$69.2
Marketable securities	40.9	31.7
Working capital	60.9	51.5
Current portion of long-term debt	33.7	45.3
Long-term debt	—	21.7
Stockholders’ equity	115.3	92.1

	Nine Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2024
	(Unaudited)	(Unaudited)
Cash provided by (used in):
Operating activities	$27.4	$23.3
Investing activities	(9.2)	(18.1)
Financing activities	(33.9)	(22.5)
Net decrease in cash, cash equivalents and restricted cash	$(15.7)	$(17.3)

Use of Non-GAAP Measures

In addition to operating results as calculated in accordance with GAAP, Puma uses certain non-GAAP financial measures when planning, monitoring, and evaluating operational performance. The following table presents Puma’s net income and net income per share calculated in accordance with GAAP and as adjusted to remove the impact of stock-based compensation expense. For the three months and nine months ended September 30, 2025, stock-based compensation represented approximately 5.1% and 5.5% of operating expenses, respectively, and 7.0% and 6.3% for the same periods in 2024, in each case excluding cost of sales and acquired in-process research and development. Puma’s management believes that these non-GAAP financial measures are useful to enhance understanding of Puma’s financial performance, are more indicative of its operational performance, and facilitate a better comparison among fiscal periods. These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

PUMA BIOTECHNOLOGY, INC. AND SUBSIDIARY

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and

GAAP Net Income Per Share to Non-GAAP Adjusted Net Income Per Share

(in millions except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2025		2024
GAAP net income	$8.8		$20.3
Adjustments:
Stock-based compensation -
Selling, general and administrative (1)	1.1		1.5
Research and development (2)	0.6		0.6
Non-GAAP adjusted net income	$10.5		$22.4

GAAP net income per share—basic	$0.18		$0.41
Adjustment to net income (as detailed above)	0.03		0.05
Non-GAAP adjusted basic net income per share	$0.21	(3)	$0.46	(4)

GAAP net income per share—diluted	$0.17		$0.41
Adjustment to net income (as detailed above)	0.04		0.04
Non-GAAP adjusted diluted net income per share	$0.21	(5)	$0.45	(6)

	Nine Months Ended September 30,
	2025		2024
GAAP net income	$17.7		$11.0
Adjustments:
Stock-based compensation -
Selling, general and administrative (1)	3.3		4.3
Research and development (2)	2.0		2.2
Non-GAAP adjusted net income	$23.0		$17.5

GAAP net income per share—basic	$0.35		$0.23
Adjustment to net income (as detailed above)	0.11		0.13
Non-GAAP adjusted basic net income per share	$0.46	(3)	$0.36	(4)

GAAP net income per share—diluted	$0.35		$0.22
Adjustment to net income (as detailed above)	0.11		0.14
Non-GAAP adjusted diluted net income per share	$0.46	(5)	$0.36	(6)

(1) To reflect a non-cash charge to operating expense for selling, general, and administrative stock-based compensation.
(2) To reflect a non-cash charge to operating expense for research and development stock-based compensation.

(3) Non-GAAP adjusted basic net income per share was calculated based on 50,339,456 and 49,881,181 weighted-average shares of common stock outstanding for the three and nine months ended September 30, 2025, respectively.

(4) Non-GAAP adjusted basic net income per share was calculated based on 49,008,464 and 48,498,579 weighted-average shares of common stock outstanding for the three and nine months ended September 30, 2024, respectively.

(5) Non-GAAP adjusted diluted net income per share was calculated based on 50,929,893 and 50,334,553 weighted-average shares of common stock outstanding for the three and nine months ended September 30, 2025, respectively.

(6) Non-GAAP adjusted diluted net income per share was calculated based on 49,173,361 and 49,025,103 weighted-average shares of common stock outstanding for the three and nine months ended September 30, 2024, respectively.